Exhibit 99.1

Press Release	Source: Lev Pharmaceuticals, Inc.

 LEV PHARMACEUTICALS REPORTS POSITIVE RESULTS IN
PIVOTAL PHASE III TRIAL FOR HEREDITARY ANGIOEDEMA

Company anticipates second  quarter BLA filing
for C1- inhibitor replacement therapy

New York, NY, March 14, 2007 - Lev Pharmaceuticals, Inc. (Lev) (OTCBB:LEVP.OB) today announced positive results from its pivotal U.S. Phase III trial of C1-esterase inhibitor (C1-INH) for the acute treatment of hereditary angioedema (HAE). In the acute study, which is part of the company’s CHANGE trials (C1-inhibitor in Hereditary Angioedema Nanofiltration Generation evaluating Efficacy), the protocol-defined primary endpoint was reached, showing a clinically and statistically significant reduction in the time to sustained relief of acute HAE symptoms. Based on the positive results of this study, the Company intends to submit a Biologics License Application to the Food and Drug Administration in the second quarter of 2007. HAE, or hereditary C1-inhibitor deficiency, is a rare and life-threatening inflammatory condition for which there is currently no FDA-licensed acute therapy in the United States.

In the double-blind study, which was conducted at 20 medical centers in the United States, a total of 71 patients were randomized to either C1-INH or placebo. The primary endpoint was met using the protocol-defined intent to treat analysis, with a median time to sustained symptom relief of 2.0 hours for patients receiving C1-INH compared to greater than four hours, the maximum evaluation period, for patients receiving placebo (p=0.026). Sustained symptom relief was defined as subject-reported symptom relief at three consecutive 15 minute intervals following treatment.

“I'm very pleased with the successful outcome of the CHANGE study for the acute treatment of HAE, and I'm hopeful that this will lead to the much needed availability of C1-inhibitor therapy for this underserved patient population,” said Bruce Zuraw, M.D., Professor of Medicine at the University of California San Diego and Principal Investigator of the Phase III trial. “I'd also like to thank all the HAE patients whose active participation in this study made this advance possible.”

The Phase III study examined the efficacy and safety of C1-INH in patients suffering from moderate to severe acute HAE attacks in the face, abdomen or genitals. Laryngeal attacks, which can be life-threatening, were treated in the study with C1-INH on an open label basis. In the double-blind study, C1-INH was effective as analyzed across all attack sites. Additionally, 21 out of 21 laryngeal attacks were successfully treated with open-label C1-INH. To date, more than 400 acute treatments of C1-INH have been administered in all parts of the CHANGE trials with no drug-related serious adverse events (SAEs), no immunogenicity and no reports of injection site reactions.

“The results of this study confirm the extensive clinical experience in Europe where C1-inhibitor has been used to treat acute HAE attacks for more than 30 years. Upon FDA approval, this therapy will be welcomed by all patients with this debilitating disease,” said Michael Frank, M.D., Distinguished Professor, Departments of Pediatrics and Medicine, Duke University School of Medicine, and an Investigator in the Phase III trial.

The CHANGE trial, the Company believes, is the world's largest double-blind, placebo-controlled study of C1-INH completed to date and is designed to determine the efficacy and safety of C1-INH in the treatment of HAE. In addition to the acute study, a second phase of the CHANGE trial is examining the prophylactic use of C1-INH in preventing HAE attacks in more severely affected patients. This prophylactic study is ongoing and is expected to conclude in the second half of 2007. Lev has also initiated two open label studies to provide HAE patients with continued access to C1-INH.

 “This study brings us one step closer to making this important therapy available to patients in the U.S. who suffer from this debilitating condition, and we look forward to working with the FDA on an expedited review of our license application,” commented Judson Cooper, Chairman of Lev.

“The successful outcome of this trial is a credit to our clinical investigators, our clinical and regulatory team, and, most importantly, the HAE patient community and its leaders who have been so supportive of our efforts,” said Joshua D. Schein, Ph.D., the company’s Chief Executive Officer.

About Hereditary Angioedema
HAE, or hereditary C1-inhibitor deficiency, is a genetic disorder characterized by recurrent attacks of inflammation affecting the extremities (the hands and feet), the face, the urogenital tract, the abdomen, and the larynx. The inflammation can be disfiguring, debilitating, or, in the case of laryngeal attacks, life-threatening. HAE is caused by a deficiency of the plasma protein C1-INH. While there is no approved therapy for acute attacks in the U.S., the Company believes that replacement therapy with C1-INH is the treatment of choice for HAE in Europe, where it has been used to treat acute HAE attacks for more than 30 years. There are estimated to be 10,000 people with HAE in the United States.

About Lev Pharmaceuticals, Inc.
Lev is a biopharmaceutical company focused on developing and commercializing therapeutic products for the treatment of inflammatory diseases.  The Company is currently conducting a registrational Phase III clinical trial of its lead product candidate, C1-INH for the acute and prophylactic treatment of HAE.  Lev is also evaluating the development of C1-INH for the treatment of cardiovascular disease and other diseases and disorders in which inflammation is known or believed to play an underlying role.   Lev’s C1-INH has been granted orphan drug status for the treatment of HAE by the FDA, potentially securing, upon approval, market exclusivity for seven years.

Patients and physicians interested in obtaining more information about Lev’s studies for hereditary angioedema should contact the Company directly at 212-682-3096, or visit the Company’s website at www.levpharma.com. Additional information on HAE can be obtained from the U.S. Hereditary Angioedema Association at www.haea.org.

Legal notice to investors: Certain matters discussed in this news release are “forward-looking statements.”  These forward-looking statements, which apply only on the date of this release, generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expects,” “intends,” “estimates,” “anticipates,” “believes,” “continues” or words of similar import. Similarly, statements that describe Lev’s future plans, objectives or goals are also forward-looking statements, which generally involve known and unknown risks, uncertainties and other facts that may cause the actual results, performance or achievements of Lev to be materially different from those expressed or implied by such forward-looking statements. Such factors may include the following: uncertainties associated with product development: the risk that Lev will not obtain approval to market its products, the risk that Lev’s products will not gain market acceptance, the risks associated with dependence upon key personnel, the need for additional financing and other risks described in Lev’s periodic reports filed with the Securities and Exchange Commission.

Contact:

Joshua D. Schein, Ph.D.
Chief Executive Officer
Lev Pharmaceuticals, Inc.
212-682-3096
jschein@levpharma.com

Investor Relations
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